Filed pursuant to Rule 424(b)(3)
Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 14
(To Prospectus Dated April 20, 2023)

Garrett Motion Inc.

203,166,024 Shares of Common Stock

This prospectus supplement no. 14 supplements the prospectus dated April 20, 2023 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to 203,166,024 shares of our common stock, par value $0.001 per share (the “Common Stock”), including 165,485,821 shares of our Common Stock issued upon conversion of our Series A Cumulative Convertible Preferred Stock, par value $0.001 per share.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

·	Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission ("SEC") on February 15, 2024

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.”.

Investing in our Securities involves risks. Please see “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2024.